EXHIBIT 99.1

For Immediate Release	Contact:
Claire M. Chadwick
EVP and Chief Financial Officer
630 Godwin Avenue
Midland Park, NJ 07432
P: (201) 444-7100

PRESS RELEASE

Stewardship Financial Corporation Announces

Improved Earnings For First Quarter of 2016

Midland Park, NJ – May 10, 2016 – Stewardship Financial Corporation (NASDAQ:SSFN), parent company of Atlantic Stewardship Bank, announced net income available to common shareholders for the three months ended March 31, 2016 of $991,000, or $0.16 per common share, as compared to $746,000, or $0.12 per common share, for the three months ended March 31, 2015.

“The Corporation continues to demonstrate an ability to produce steadily improving results”, stated Paul Van Ostenbridge, Stewardship Financial Corporation’s President and Chief Executive Officer.

Operating Results

Net interest income was $5.3 million for the first quarter of 2016 compared to $5.4 million for the comparable period a year earlier. The net interest margin for the three months ended March 31, 2016 was 3.11% compared to 3.41% for the three months ended March 31, 2015. The current year decline in net interest rate margin partially reflects the impact of the $16.6 million of Subordinated Notes issued in August 2015 and the subsequent redemption of preferred stock. While the cost of the Subordinated Notes added

Press Release - Midland Park NJ
Stewardship Financial Corporation continued	May 10, 2016

$296,000 of interest expense to the current year period, such increase, on an after tax basis, is approximately offset by the dividends that would have accrued at a rate of 4.56% on the preferred stock resulting in an overall neutral effect on net income available to common shareholders. Furthermore, beginning on March 1, 2016, and for all dividend periods thereafter, the dividend rate on the preferred stock would have been increased and become fixed at 9%, ultimately making the issuance of the subordinated notes a positive impact to future net income available to common shareholders.

The Corporation reported noninterest income of $819,000 for the three months ended March 31, 2016 compared to $918,000 for the equivalent prior year period. Excluding gains from securities transactions and gains from the sale of other real estate owned, noninterest income for the current year period of $795,000 represents an $82,000 improvement when measured against a comparable figure of $713,000 for the three months ended March 31, 2015. Approximately $50,000 of the increase is reflected in fees and service charges.

Total noninterest expenses were $4.9 million for the three months ended March 31, 2016 – relatively comparable to the $5.0 million incurred in the prior year period. “We are committed to controlling expenses as we grow our balance sheet,” stated Van Ostenbridge.

Asset Quality

Results for the three months ended March 31, 2016 were positively impacted by the Corporation recording a negative provision for loan losses of $350,000 as compared to a negative provision for loan losses of $100,000 for the three months ended March 31, 2015. During the three months ended March 31, 2016, the Corporation recorded a $67,000 net recovery of previously charged off loan balances. In addition, both quantitative and qualitative factors evaluated in determining reserve levels continue to show improvement, thereby supporting a lower overall reserve level.

Press Release - Midland Park NJ
Stewardship Financial Corporation continued	May 10, 2016

Balance Sheet / Financial Condition

Total assets at March 31, 2016 were $726.7 million, reflecting an increase from the $717.9 million of assets at December 31, 2015. While lower than recent quarters, the net impact of new loan originations, partially offset by normal principal amortization and payoffs, resulted in growth in the loan portfolio. To supplement the loan growth, funds were invested in securities, so as to contribute to the Corporation’s overall yield on earning assets. According to Van Ostenbridge, “The Corporation intends to utilize cash flows from the securities portfolios to help fund future loan growth.”

Total deposits were $612.4 million at March 31, 2016, reflecting net growth of $7.7 million since December 31, 2015. The Corporation continues to experience growth in both noninterest-bearing and interest-bearing deposits.

At March 31, 2016, the Corporation’s Tier 1 and total risk based capital ratios were 10.28% and 14.45%, respectively. These ratios are both significantly above the respective 4.0% and 8% minimum levels required and result in categorizing the Corporation as a “well capitalized” institution under regulatory guidelines.

About Stewardship Financial Corporation

Stewardship Financial Corporation’s subsidiary, the Atlantic Stewardship Bank, has 12 banking offices in Midland Park, Hawthorne (2), Montville, North Haledon, Pequannock, Ridgewood, Waldwick, Wayne (2), Westwood and Wyckoff, New Jersey. The bank is known for tithing 10% of its pre-tax profits to Christian and local charities. To date, the Bank’s tithe donations total $8.8 million.

We invite you to visit our website at www.asbnow.com for additional information.

Press Release - Midland Park NJ
Stewardship Financial Corporation continued	May 10, 2016

The information disclosed in this document contains certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” and “potential.” Examples of forward looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of the Corporation that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include: changes in general, economic and market conditions, legislative and regulatory conditions, or the development of an interest rate environment that adversely affects the Corporation’s interest rate spread or other income anticipated from operations and investments.

Stewardship Financial Corporation

Selected Consolidated Financial Information

(dollars in thousands, except per share amounts)

(unaudited)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2016	2015	2015	2015	2015

Selected Financial Condition Data:
Cash and cash equivalents	$13,319	$10,910	$16,025	$19,782	$21,035
Securities available for sale	97,637	93,354	86,994	90,850	94,553
Securities held to maturity	62,427	60,738	60,252	58,363	55,811
FHLB Stock	2,608	2,608	3,035	2,833	3,026
Loans held for sale	783	1,522	1,570	1,416	798
Loans receivable:
Loans receivable, gross	528,011	526,477	518,168	507,105	490,087
Allowance for loan losses	(8,540)	(8,823)	(8,805)	(9,299)	(9,600)
Other, net	(64)	(98)	(93)	(132)	(7)
Loans receivable, net	519,407	517,556	509,270	497,674	480,480
Other real estate owned, net	1,013	880	587	219	320
Bank owned life insurance	14,212	14,111	14,008	13,905	13,804
Other assets	15,251	16,209	15,908	16,149	15,990
Total assets	$726,657	$717,888	$707,649	$701,191	$685,817

Noninterest-bearing deposits	$154,201	$147,828	$151,078	$153,546	$141,406
Interest-bearing deposits	458,225	456,925	434,790	432,453	424,916
Total deposits	612,426	604,753	585,868	585,999	566,322
Other borrowings	40,000	40,000	49,500	45,000	50,000
Subordinated debentures and subordinated notes	23,203	23,186	23,176	7,217	7,217
Other liabilities	1,836	2,376	2,087	2,123	2,166
Total liabilities	677,465	670,315	660,631	640,339	625,705
Shareholders' equity	49,192	47,573	47,018	60,852	60,112
Total liabilities and shareholders' equity	$726,657	$717,888	$707,649	$701,191	$685,817

Gross loans to deposits	86.22%	87.06%	88.44%	86.54%	86.54%

Equity to assets	6.77%	6.63%	6.64%	8.68%	8.77%

Book value per share	$8.05	$7.82	$7.72	$7.53	$7.42

Asset Quality Data:
Nonaccrual loans	$2,304	$1,882	$2,574	$2,539	$2,798
Loans past due 90 days or more and accruing	—	—	—	—	—
Total nonperforming loans	2,304	1,882	2,574	2,539	2,798
Other real estate owned	1,013	880	587	219	320
Total nonperforming assets	$3,317	$2,762	$3,161	$2,758	$3,118

Nonperforming loans to total loans	0.44%	0.36%	0.50%	0.50%	0.57%
Nonperforming assets to total assets	0.46%	0.38%	0.45%	0.39%	0.45%
Allowance for loan losses to nonperforming loans	370.66%	468.81%	342.07%	366.25%	343.10%
Allowance for loan losses to total gross loans	1.62%	1.68%	1.70%	1.83%	1.96%

Stewardship Financial Corporation

Selected Consolidated Financial Information

(dollars in thousands, except per share amounts)

(unaudited)

	For the three months ended
	March 31,
	2016	2015
Selected Operating Data:
Interest income	$6,449	$6,194
Interest expense	1,173	793
Net interest and dividend income	5,276	5,401
Provision for loan losses	(350)	(100)
Net interest income
after provision for loan losses	5,626	5,501
Noninterest income:
Fees and service charges	529	479
Bank owned life insurance	101	96
Gain on calls and sales of securities	24	152
Gain on sales of mortgage loans	18	10
Gain on sales of other real estate owned	—	53
Other	147	128
Total noninterest income	819	918
Noninterest expenses:
Salaries and employee benefits	2,715	2,708
Occupancy, net	398	467
Equipment	150	156
Data processing	472	453
FDIC insurance premium	106	113
Other	1,061	1,152
Total noninterest expenses	4,902	5,049
Income before income tax expense	1,543	1,370
Income tax expense	552	453
Net income	991	917
Dividends on preferred stock	—	171
Net income available to common shareholders	$991	$746

Weighted avg. no. of diluted common shares	6,092,351	6,045,683
Diluted earnings per common share	$0.16	$0.12

Return on average common equity	8.21%	6.77%

Return on average assets	0.55%	0.54%

Yield on average interest-earning assets	3.79%	3.90%
Cost of average interest-bearing liabilities	0.90%	0.67%
Net interest rate spread	2.89%	3.23%

Net interest margin	3.11%	3.41%

Stewardship Financial Corporation

Selected Consolidated Financial Information

(dollars in thousands, except per share amounts)

(unaudited)

	For the three months ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2016	2015	2015	2015	2015
Selected Operating Data:
Interest income	$6,449	$6,643	$6,412	$6,360	$6,194
Interest expense	1,173	1,198	993	842	793
Net interest and dividend income	5,276	5,445	5,419	5,518	5,401
Provision for loan losses	(350)	(275)	(400)	(600)	(100)
Net interest and dividend income
after provision for loan losses	5,626	5,720	5,819	6,118	5,501
Noninterest income:
Fees and service charges	529	558	541	557	479
Bank owned life insurance	101	103	103	101	96
Gain on calls and sales of securities	24	17	—	—	152
Gain on sales of mortgage loans	18	24	52	55	10
Gain on sales of other real estate owned	—	30	—	—	53
Other	147	123	142	169	128
Total noninterest income	819	855	838	882	918
Noninterest expenses:
Salaries and employee benefits	2,715	2,719	2,785	2,688	2,708
Occupancy, net	398	422	427	423	467
Equipment	150	159	175	165	156
Data processing	472	467	468	459	453
FDIC insurance premium	106	106	87	117	113
Other	1,061	1,027	1,183	1,253	1,152
Total noninterest expenses	4,902	4,900	5,125	5,105	5,049
Income before income tax expense	1,543	1,675	1,532	1,895	1,370
Income tax expense	552	614	532	673	453
Net income	991	1,061	1,000	1,222	917
Dividends on preferred stock	—	—	114	171	171
Net income available to common shareholders	$991	$1,061	$886	$1,051	$746

Weighted avg. no. of diluted common shares	6,092,351	6,086,249	6,091,627	6,086,474	6,045,683
Diluted earnings per common share	$0.16	$0.17	$0.15	$0.17	$0.12

Return on average common equity	8.21%	8.89%	7.58%	9.25%	6.77%

Return on average assets	0.55%	0.58%	0.56%	0.71%	0.54%

Yield on average interest-earning assets	3.79%	3.87%	3.80%	3.91%	3.90%
Cost of average interest-bearing liabilities	0.90%	0.92%	0.79%	0.70%	0.67%
Net interest rate spread	2.89%	2.95%	3.01%	3.21%	3.23%

Net interest margin	3.11%	3.18%	3.21%	3.40%	3.41%